AMENDMENT TO
                           ARTICLES OF INCORPORATION
                                       OF
                         VIRGINIA CITY GOLD MINES, INC.


         We, the undersigned, being each of lawful age and citizens of the United States of America, being residents therein, have associated ourselves together for the purpose of forming a corporation under the laws of the State of Idaho, and having previously filed its Articles of Incorporation on the 3rd day of June, 1969, and a Certificate of Incorporation having been issued by the Secretary of the State of Idaho on the 3rd day of June, 1969, do hereby sign and acknowledge the following amendments to the said Articles of Incorporation, in triplicate originals, and do state as regards Articles V and VI, that they are hereby amended as follows:

                                       V

         The total authorized number of par value shares is Forty-five million shares (45,000,000). That the par value of each share of stock is $.02 and that the aggregate par value of the total number of par value shares is Nine Hundred Thousand Dollars ($900,000.00).

                                       VI

         The stock of the corporation is divided into Forty-five million shares (45,000,000) of non-asseable, common stock, each where having one vote. There are no classes of stock other than common stock, and no preferential rights, restrictions or voting power is enjoyed by any other class of stock. There are no pre-emptive rights.

         That the above and foregoing amendments to the original Articles of Incorporation are made pursuant to the unanimous agreement of all the shareholders of VIRGINIA CITY GOLD MINES, INC., executed pursuant to Section 30-146 (5) of the General

AMENDMENT TO ARTICLES OF INCORPORATION
Page 2.

Business Corporations Code of the State of Idaho, on the 26th day of July, 1971.

IN WITNESS WHEREOFF, we have hereunto set our hands and seals this 8th day of December, 1977.


                                               /s/ Ernest W. Erickson
                                               ---------------------------------
                                               President

                                               /s/ Lyle L. Einhaus
                                               ---------------------------------
                                               Vice-President

                                               /s/ Glenn M. Wheeler
                                               ---------------------------------
                                               Secretary-Treasurer


STATE OF WASHINGTON         ))
                            )) ss.
County of Spokane           ))


         On this 8th day of December, 1977, before me personally appeared LYLE
L. EINHAUS, ERNEST W. ERICKSON, and GLENN M. WHEELER, known to me to be the persons whose name are subsribed to the within instrument, and acknowledged to me that they executed the same.


         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day the year in this certificate first above written.



                                          /s/ [ILLEGIBLE]
                                          --------------------------------------
                                          Notary Public in and for the State
                                          of Washington, residing at Spokane



My commission expires:

    July 1, 1975